EXHIBIT B

OFFER TO PURCHASE

J.P. MORGAN ACCESS MULTI-STRATEGY FUND II

270 Park Avenue, Floor 6

New York, New York 10017

OFFER TO PURCHASE SHARES OF BENEFICIAL INTEREST

DATED SEPTEMBER 26, 2012

LETTERS OF TRANSMITTAL MUST BE

RECEIVED BY BNY MELLON INVESTMENT SERVICING (US) INC.

BY THURSDAY, OCTOBER 25, 2012.

THE OFFER AND CANCELLATION RIGHTS WILL EXPIRE AT

12:00 MIDNIGHT, NEW YORK TIME, ON THURSDAY, OCTOBER 25, 2012,

UNLESS THE OFFER IS EXTENDED

To the Shareholders of

J.P. Morgan Access Multi-Strategy Fund II:

J.P. Morgan Access Multi-Strategy Fund II, a closed-end, non-diversified, management investment company organized as a Delaware statutory trust company (the “Fund”), is offering to purchase for cash on the terms and conditions set out in this offer to purchase (this “Offer to Purchase”) and the related Letter of Transmittal (which, together with this Offer to Purchase, constitutes the “Offer”) an amount of shares of beneficial interest (“Shares”) up to 25% of the net assets of the Fund. The Offer is being made pursuant to tenders by shareholders of the Fund (“Shareholders”) at a price equal to the net asset value of the tendered Shares as of December 31, 2012 (or at a later date determined by the Fund if the Offer is extended) (in each case, the “Repurchase Date”), less any Repurchase Fee due to the Fund in connection with the repurchase. As used in the Offer, the term “Share” or “Shares” refers to the shares of beneficial interests in the Fund, and includes all or any portion of a Shareholder’s Shares as the context requires. Shareholders that desire to tender Shares for purchase must do so by 12:00 midnight, New York time on Thursday, October 25, 2012 (the “Initial Notice Due Date”), subject to any extension of the Offer made in the absolute discretion of the Fund’s Board of Trustees. The later of the Initial Notice Due Date or the latest time and date that the Fund designates as the deadline for Shareholders to tender Shares for purchase is called the “Notice Due Date” and is the date upon which the Offer expires. If the Fund elects to extend the tender period, the net asset value of the Shares tendered for purchase will be determined at the close of business on a day determined by the Fund and notified to the Shareholders. The Offer is being made to all Shareholders and is not conditioned on any minimum amount of Shares being tendered, but is subject to certain conditions described below. Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund’s Confidential Private Placement Memorandum dated as of August 24, 2011 (as it may be amended, modified or otherwise supplemented from time to time, the “Private Placement Memorandum”).

Shareholders should realize that the value of the Shares tendered in the Offer likely will change between July 31, 2012 (the last time net asset value was calculated) and the Repurchase Date when the value of the Shares tendered to the Fund for purchase will be determined. Shareholders tendering their Shares should also note that they will remain Shareholders in the Fund, with respect to the Shares tendered and accepted for purchase by the Fund, through the Repurchase Date, when the net asset value of their Shares is calculated. Any tendering Shareholders that wish to obtain the estimated net asset value of their Shares should contact the Tender Offer Administrator at BNY Mellon Investment Servicing (US) Inc., the Fund’s Sub-Administrator, at (302) 791-2810 or at J.P. Morgan Access Multi-Strategy Fund II, c/o BNY Mellon Investment Servicing (US) Inc. at P.O. Box 9870, Providence, RI 02940-8070, Attention: Tender Offer Administrator, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (New York time).

Shareholders desiring to tender all or any portion of their Shares in accordance with the terms of the Offer should complete and sign the enclosed Letter of Transmittal and send or deliver it to BNY Mellon in the manner set out below.

Important

None of the Fund, its Investment Manager, Sub-Advisor or the Fund’s Board of Trustees makes any recommendation to any Shareholder whether to tender or refrain from tendering Shares. Shareholders must make their own decisions whether to tender Shares, and, if they choose to do so, the portion of their Shares to tender.

Because each Shareholder’s investment decision is a personal one, based on financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether Shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund, the Fund’s Investment Manager, Sub-Advisor or the Fund’s Board of Trustees.

This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Questions, requests for assistance and requests for additional copies of the Offer may be directed to:

J.P. Morgan Access Multi-Strategy Fund II

c/o BNY Mellon Investment Servicing (US) Inc.

P.O. Box 9870

Providence, RI 02940-8070

Attention: Tender Offer Administrator

Phone: (302) 791-2810

Fax: (508) 599-6007

(ii)

TABLE OF CONTENTS

1. Summary Term Sheet	1
2. Background and Purpose of the Offer	3
3. Offer to Purchase and Price	4
4. Amount of Tender	4
5. Procedure for Tenders	4
6. Cancellation Rights	5
7. Purchases and Payment	5
8. Certain Conditions of the Offer	6
9. Certain Information About the Fund	7
10. Certain Federal Income Tax Consequences	7
11. Miscellaneous	8

(iii)

1.	SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning the Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal. Section references are to this Offer to Purchase.

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The Fund (referred to as “we” or the “Fund” in this Summary Term Sheet) is offering to purchase Shares in an amount up to 25% of the net assets of the Fund. We will purchase your Shares at their net asset value (that is, the value of the Fund’s total assets minus its total liabilities, including accrued fees and expenses, multiplied by the proportionate interest in the Fund you desire to tender) calculated as of the Repurchase Date, less any Repurchase Fee (defined below) due to the Fund in connection with the repurchase. The net asset value of Shares will be calculated for this purpose as of December 31, 2012 or, if the Offer is extended, as of any later Repurchase Date. The Offer will remain open until 12:00 midnight, New York time, on October 25, 2012 (or if the Offer is extended, until any later Notice Due Date), at which time the Offer is scheduled to expire.

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The Fund reserves the right to adjust the Repurchase Date to correspond with any extension of the Offer. The Fund will review the net asset value calculation of the Shares during the Fund’s audit for the fiscal year ending on March 31, 2013, which the Fund expects will be completed within 60 days of such fiscal year-end, and that net asset value will be used to determine the final amount paid for tendered Shares.

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A Shareholder may tender all its Shares or a portion of its Shares. In addition to those circumstances described in Section 8 in which the Fund is not required to accept tendered Shares, if a Shareholder tenders a portion of its Shares in an amount that would cause the value of the Shareholder’s Shares to fall below the required minimum account balance of $50,000, the Fund’s Board of Trustees reserves the right to reduce the amount to be repurchased from the Shareholder so that the required minimum balance is maintained or to repurchase the remainder of the Shareholder’s Shares in the Fund. See Section 4.

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If you tender your Shares and we purchase those Shares, we will issue you a non-interest bearing, non-transferable promissory note (the “Note”) entitling you to an amount equal to the net asset value of the Shares tendered (valued in accordance with the Private Placement Memorandum) determined as of December 31, 2012 (or if the Offer is extended, the net asset value determined on the Repurchase Date), less any Repurchase Fee due to the Fund in connection with the repurchase. A “Repurchase Fee” of 1.5% of the tendered Shares will be charged by the Fund on any repurchase of Shares from a Shareholder at any time prior to the day immediately preceding the one-year anniversary of the Shareholder’s purchase of the Shares. Shares will be repurchased on a “first in-first out” basis (i.e., the portion of the Shares repurchased will be deemed to have been taken from the earliest capital contribution made by such Shareholder (adjusted for subsequent appreciation and depreciation) until that capital contribution is decreased to zero, and then from each subsequent capital contribution made by such Shareholder (as adjusted) until such capital contribution is decreased to zero.

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The Note will entitle you to an initial payment in cash (valued according to the Private Placement Memorandum) equal to at least 95% of the unaudited net asset value of the Shares, less any Repurchase Fee due to the Fund in connection with the repurchase (the “Initial Payment”). The Initial Payment will be paid to you on or before the later of (1) 45 days after the Repurchase Date or, (2) if the Fund has requested withdrawals of its capital from any investment funds in which the Fund invests in order to fund the purchase of Shares, ten business days after the Fund has received at least 95% of the aggregate amount withdrawn from such investment funds.

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The Note will also entitle the Shareholder to receive a contingent payment (the “Post-Audit Payment”) equal to the excess, if any, of (1) the net asset value of the Shares tendered and purchased as of the Repurchase Date (as it may be adjusted based upon the next annual audit of the Fund’s financial statements), less any Repurchase Fee due to the Fund in connection with the Repurchase, over (2) the Initial Payment. The Post-Audit Payment will be payable promptly after the completion of the Fund’s next annual audit. The Note will be held by BNY Mellon Investment Servicing (US) Inc. (referred to herein as “BNY Mellon” or the “Sub-Administrator”) on your behalf. Upon a written request by you to BNY Mellon, BNY Mellon will mail the Note to you at the address for you as maintained in the books and records of the Fund. See Section 7.

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If we accept the tender of your Shares, we will pay you the proceeds from one or more of the following sources: cash on hand, proceeds from the sale of securities held by the Fund, withdrawal proceeds from investment funds in which the Fund invests, or borrowings.

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If you desire to tender Shares for purchase, you must do so by 12:00 midnight, New York time, on October 25, 2012 (or if the Offer is extended, by any later Notice Due Date), at which time the Offer is scheduled to expire. Until that time, you have the right to change your mind and cancel any tenders of your Shares. Once cancelled, Shares may be re-tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described herein. If the Fund has not yet accepted your tender of an Shares on or prior to November 23, 2012 (i.e., the date 40 business days from the commencement of the Offer), you will also have the right to cancel the tender of your Shares after such date. See Section 6.

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If you would like us to purchase your Shares, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal, enclosed with the Offer, to J.P. Morgan Access Multi-Strategy Fund II, c/o BNY Mellon Investment Servicing (US) Inc., P.O. Box 9870, Providence, RI 02940-8070, Attention: Tender Offer Administrator; or (ii) fax it to BNY Mellon at (508) 599-6007, Attention: Tender Offer Administrator, so that it is received before 12:00 midnight, New York time, on Thursday, October 25, 2012. IF YOU CHOOSE TO FAX THE LETTER OF TRANSMITTAL, YOU MUST MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO BNY MELLON PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL, IF FAXED, DOES NOT HAVE TO BE RECEIVED BY MAIL BEFORE 12:00 MIDNIGHT, NEW YORK TIME, ON THURSDAY, OCTOBER 25, 2012). See Section 5. The value of your Shares may change between July 31, 2012 (the last time net asset value was calculated) and the Repurchase Date when the value of the Shares being purchased will be determined. See Section 3.

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As of July 31, 2012, the net asset value of the Fund was $149,453,727.04. If you would like to obtain the estimated net asset value of your Shares, which we calculate from time to time, based upon the information we receive from the managers of the investment funds in which we invest, you may contact the Tender Offer Administrator at BNY Mellon at (302) 791-2810 or at the address listed on the cover page of the Letter of Transmittal, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (New York time). See Section 3.

2.	BACKGROUND AND PURPOSE OF THE OFFER.

The purpose of the Offer is to provide liquidity to the Shareholders, as contemplated by and in accordance with the procedures set out in the Fund’s Confidential Private Placement Memorandum dated August 24, 2011 (as it may be amended, modified or otherwise supplemented from time to time, the “Private Placement Memorandum”). The Private Placement Memorandum, which was provided to each Shareholder in advance of subscribing for Shares, provides that the board of trustees of the Fund (the “Board of Trustees”) has the discretion to determine whether the Fund will purchase Shares from time to time from Shareholders pursuant to written tenders, and that one of the factors the Board of Trustees will consider in making such determination is the recommendation of the Investment Manager. The Private Placement Memorandum also states that the Investment Manager expects that it will recommend to the Board of Trustees that the Fund offer to repurchase Shares from Shareholders quarterly each year, effective as of the last day of March, June, September and December.

Because there is no secondary trading market for Shares and transfers of Shares are prohibited without prior approval of the Board of Trustees, the Board of Trustees has determined to cause the Fund to make the Offer, after consideration of various matters, including but not limited to those set out in the Private Placement Memorandum and the recommendation of the Investment Manager. While the Investment Manager intends to recommend to the Board of Trustees that the Fund offer to repurchase Shares, on a quarterly basis each year, the Board of Trustees is under no obligation to follow such recommendations.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders that do not tender Shares. Shareholders that retain their Shares may be subject to increased risks due to the reduction in the Fund’s aggregate assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility due to decreased diversification. The Fund believes, however, that this result is unlikely given the nature of the Fund’s investment program. A reduction in the aggregate assets of the Fund may result in Shareholders that do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Shares are made by new and existing Shareholders from time to time. Payment for Shares purchased pursuant to the Offer may also require the Fund to liquidate portfolio holdings earlier than the Investment Manager would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment related expenses.

Shares that are tendered to the Fund in connection with the Offer will be retired, although the Fund may issue Shares from time to time in transactions not involving any public offering, conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, in accordance with the Private Placement Memorandum. The Fund currently expects that it will accept subscriptions for Shares as of the first day of each month, but is under no obligation to do so, and may do so more frequently as determined by the Board of Trustees.

The tender of Shares by a Shareholder will not affect the record ownership of such Shareholder for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Shares are purchased. You should also realize that although the Offer is scheduled to expire on October 25, 2012 (unless it is extended), you remain a Shareholder of the Fund with respect to the Shares you tendered that are accepted for purchase by the Fund through the Repurchase Date.

3.	OFFER TO PURCHASE AND PRICE.

The Fund will, on the terms and subject to the conditions of the Offer, purchase an amount of Shares up to 25% of the Fund’s net assets that are tendered by Shareholders by 12:00 midnight, New York time, on Thursday, October 25, 2012 (or if the Offer is extended, by any later Notice Due Date), and not cancelled (as provided in Section 6 below) prior to the Notice Due Date. The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 4 and 8 below. The value of the Shares tendered for purchase will be their net asset value as of December 31, 2012 or, if the Offer is extended, as of any later Repurchase Date, payable as set out in Section 7. The determination of the net asset value of Shares as of the Repurchase Date is subject to adjustment based upon the results of the next annual audit of the Fund’s financial statements.

4.	AMOUNT OF TENDER.

Subject to the limitations set out below, a Shareholder may tender all its Shares or a portion of its Shares. If a Shareholder tenders Shares in an amount that would cause the value of the Shareholder’s Shares to fall below the required minimum account balance of $50,000, the Board of Trustees reserves the right to reduce the amount to be purchased from such Shareholder so that the required minimum balance is maintained or to purchase all the Shareholder’s Shares in the Fund. The Offer is being made to all Shareholders of the Fund and is not conditioned on any minimum amount of Shares being tendered.

If the amount of Shares that are properly tendered pursuant to the Offer and not cancelled pursuant to Section 6 below is less than or equal to 25% of the Fund’s net assets (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Shares so tendered, unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If Shares in excess of 25% of the Fund’s net assets are duly tendered to the Fund prior to the Notice Due Date and not cancelled prior to the Notice Due Date pursuant to Section 6 below, the Fund will in its sole discretion either (a) accept the additional Shares permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) extend the Offer, if necessary, and increase the amount of Shares that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer; or (c) accept Shares tendered prior to the Notice Due Date and not cancelled prior to the Notice Due Date for payment on a pro rata basis based on the aggregate net asset value of tendered Shares. The Offer may be extended, amended or canceled in other circumstances described in Section 8 below.

5.	PROCEDURE FOR TENDERS.

Shareholders wishing to tender Shares pursuant to this Offer to Purchase should send or deliver by October 25, 2012 (or if the Offer is extended, by any later Notice Due Date) a completed and executed Letter of Transmittal to BNY Mellon, to the attention of the Tender Offer Administrator, at the address set out on the first page of the Letter of Transmittal, or fax a completed and executed Letter of Transmittal to BNY Mellon, also to the attention of the Tender Offer Administrator, at the fax number set out on the first page of the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by BNY Mellon, either by mail or by fax, no later than 12:00 midnight, New York time, on Thursday, October 25, 2012 (or if the Offer is extended, no later than any later Notice Due Date).

The Fund recommends that all documents be submitted to BNY Mellon via certified mail, return receipt requested, or by facsimile transmission. A Shareholder choosing to fax a Letter of Transmittal to BNY Mellon must also send or deliver the original completed and executed Letter of Transmittal to BNY Mellon promptly thereafter. Shareholders wishing to confirm receipt of a Letter of Transmittal may contact BNY Mellon at the address or telephone number set out on the first page of the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the Shareholder tendering Shares, including, but not limited to, the failure of BNY Mellon to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Investment Manager, the Sub-Advisor or the Board of Trustees will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.	CANCELLATION RIGHTS.

Until the Notice Due Date, Shareholders have the right to change their minds and cancel any tenders of their Shares. Once cancelled, Shares may be re-tendered; provided, however, that such tenders are made before the Notice Date by following the tender procedures described in Section 5. Pursuant to Rule 13e-4(f)(2)(ii) of the Exchange Act, if the Fund has not yet accepted a Shareholder’s tender of Shares on or prior to November 23, 2012 (i.e., the date 40 business days from the commencement of the Offer), a Shareholder will also have the right to cancel its tender of its Shares after such date. To be effective, any notice of cancellation of tender must be timely received by BNY Mellon at the address or fax number set out on the first page of the Letter of Transmittal. All questions as to the form and validity (including time of receipt) of notices of cancellation of tender will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Shares properly cancelled will not thereafter be deemed to be tendered for purposes of the Offer.

7.	PURCHASES AND PAYMENT.

For purposes of the Offer, the Fund will be deemed to have accepted Shares that are tendered if and when it gives written notice to the tendering Shareholder of its election to purchase such Shares. As stated in Section 3 above, the amount offered for the Shares tendered by Shareholders will be the net asset value thereof as of December 31, 2012, or if the Offer is extended, as of any later Repurchase Date. The Fund will not pay interest on the purchase amount.

For Shareholders that tender Shares that are accepted for purchase, payment of the purchase amount will consist of the Note, a non-interest-bearing non-transferable promissory note. The Note will entitle the Shareholder to receive the Initial Payment in an amount equal to at least 95% of the unaudited net asset value of the Shares tendered and accepted for purchase by the Fund, determined as of the Repurchase Date, less any Repurchase Fee due to the Fund in connection with the repurchase. Payment of this amount will be made on or before the later of (1) 45 days after the Repurchase Date or (2) if the Fund has requested withdrawals of its capital from any investment funds in which the Fund invests in order to fund the purchase of Shares, ten business days after the Fund has received at least 95% of the aggregate amount withdrawn from such investment funds. The Note will also entitle the Shareholder to receive a contingent payment (the “Post-Audit Payment”) equal to the excess, if any, of (1) the net asset value of the Shares tendered and purchased as of the Repurchase Date (as it may be adjusted based upon the next annual audit of the Fund’s financial statements), less any Repurchase Fee due to the Fund in connection with the repurchase over (2) the Initial Payment. The Post-Audit Payment will be payable promptly after the completion of the Fund’s next annual audit. It is anticipated that the annual audit of the Fund’s financial statements will be completed no later than 60 days after the fiscal year-end of the Fund.

The Note pursuant to which a tendering Shareholder will receive the Initial Payment and Post-Audit Payment (together, the “Cash Payment”) will be held by BNY Mellon on behalf of the tendering Shareholder. Upon a written request by a Shareholder to BNY Mellon, BNY Mellon will mail the Note to the Shareholder at the address of the Shareholder as maintained in the books and records of the Fund. Any Cash Payment due pursuant to the Note will be made by wire transfer directly to the tendering Shareholder to an account designated by the Shareholder in the Letter of Transmittal.

The Fund will make payment for Shares it purchases pursuant to the Offer from one or more of the following sources: cash on hand, proceeds from the sale of securities held by the Fund, withdrawal proceeds from investment funds in which the Fund invests or borrowings. Upon its acceptance of tendered Shares for repurchase, the Fund will maintain daily, as an entry on its books, a distinct account consisting of (1) cash, (2) liquid securities, or (3) interests in specific investment funds in which the Fund invests (or any combination of them), in an amount equal to the aggregate estimated unpaid dollar amount of any Note, as described above. None of the Fund, the Board of Trustees, the Investment Manager or the Sub-Advisor have determined at this time to borrow funds to purchase Shares tendered in connection with the Offer. However, depending on the dollar amount of Shares tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to fund any portion of the amount offered for the purchase of Shares, subject to compliance with applicable law, through borrowings. If the Fund funds any portion of the purchase amount in that manner, it will deposit assets in a special custody account with its custodian, The Bank of New York Mellon, to serve as collateral for any amounts so borrowed, and if the Fund were to fail to repay any such amounts, the lender would be entitled to satisfy the Fund’s obligations from the collateral deposited in the special custody account. The Fund expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Fund by existing and/or new Shareholders, withdrawal of capital from the investment funds in which it invests or from the proceeds of the sale of securities held by the Fund.

8.	CERTAIN CONDITIONS OF THE OFFER.

In the absolute discretion of the Board of Trustees, the Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. In the event that the Fund elects to extend the tender period, the net asset value of the Shares tendered for purchase will be determined as of the later Repurchase Date. During any such extension, all Shares previously tendered and not cancelled will remain subject to the Offer. The Fund also reserves the right at any time and from time to time up to and including acceptance of tenders pursuant to the Offer: (a) to cancel the Offer in the circumstances set out in the following paragraph and in the event of such cancellation not to purchase or pay for any Shares tendered pursuant to the Offer; (b) to amend the Offer; and (c) to postpone the acceptance of Shares. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders.

The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Trustees, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Shareholders if Shares tendered pursuant to the Offer were purchased; (c) the Board of Trustees determines that it is not in the best interest of the Fund to purchase Shares pursuant to the Offer; or (d) the Securities and Exchange Commission permits such action by order for the protection of Shareholders.

9.	CERTAIN INFORMATION ABOUT THE FUND.

The Fund is registered under the Investment Company Act of 1940 (the “1940 Act”), as a closed-end, non-diversified, management investment company. It is organized as a Delaware statutory trust. Subscriptions for Shares of the Fund were first accepted for investment as of September 30, 2011. The principal office of the Fund is located at 270 Park Avenue, Floor 6, New York, New York 10017 and the telephone number is (800) 480-4111. Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Private Placement Memorandum.

None of the Fund, the Investment Manager, the Sub-Advisor or the Board of Trustees has any plans or proposals that relate to or would result in: (1) the acquisition by any person of additional Shares (other than the Fund’s intention to accept subscriptions for Shares on the first day of each month and from time to time in the discretion of the Board of Trustees), or the disposition of Shares (other than through periodic purchase offers, including the Offer); (2) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (4) a purchase, sale or transfer of a material amount of assets of the Fund (other than in connection with the ordinary portfolio transactions of the Fund or as the Board of Trustees determines may be necessary or appropriate to fund all or a portion of the purchase amount for Shares acquired pursuant to the Offer); (5) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; or (6) any changes in the Private Placement Memorandum or other governing instruments or other actions that could impede the acquisition of control of the Fund.

There have been no transactions involving Shares that were effected during the past 60 days by the Fund, the Investment Manager, the Sub-Advisor, any member of the Board of Trustees or any person controlling the Fund, the Investment Manager or the Sub-Advisor.

10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the federal income tax consequences of the purchase of Shares by the Fund for cash pursuant to the Offer. Shareholders should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Shares by the Fund pursuant to the Offer.

In general, a Shareholder from which Shares are purchased by the Fund will be treated as receiving a distribution from the Fund. Such Shareholder generally will recognize gain as a result of the purchase to the extent (if any) that the amount of consideration received by the Shareholder exceeds such Shareholder’s then adjusted tax basis in such Shareholder’s Shares. Cash distributed to a Shareholder in excess of the adjusted tax basis of such Shareholder’s Shares is taxable as short-term or long-term capital gain depending on a Shareholder’s holding period.

11.	MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to the Offer. A free copy of such statement may be obtained by contacting BNY Mellon at the address and telephone number set out on the first page of the Letter of Transmittal or from the Securities and Exchange Commission’s internet web site, http://www.sec.gov. A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549.

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